Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A PREFERRED STOCK

OF

GL ENERGY AND EXPLORATION, INC.

GL ENERGY AND EXPLORATION, INC. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority contained in Article FOURTH of its Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of twenty-three thousand nine hundred eighty (23,980) shares of Series A Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue 23,980 shares of Series A Preferred Stock (the "Preferred Shares"), par value $.001 per share, which shall have the following powers, designations, preferences and other special rights:

1.

Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 1.

(a)

Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)

"Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, $0.04 per share, subject to adjustment as provided herein.

(ii)

"Issuance Date" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

(iii)

"Mandatory Conversion Date" means the day immediately preceding the effective date of a 1 for 35 reverse split of the Company’s Common Stock.

(iv)

"Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(v)

"Stated Value" means $1,000 per share.

(b)

Holder's Conversion Right; Mandatory Conversion. Subject to the provisions of Section 1(d) below, at any time, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 1(d), at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Mandatory Conversion Date, then all such Preferred Shares shall, automatically without any action on the part of the Company or the holders of the Preferred Shares, be converted at the Conversion Rate as of such date in accordance with Section 1(d). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(c)

Conversion Rate. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 1(b) shall be determined by dividing the Stated Value by the Conversion Price (the "Conversion Rate").

(d)

Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i)

Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Standard Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company's designated transfer agent (the "Transfer Agent") with a copy thereof to the Company and (B) surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

(ii)

Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall promptly send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, the Transfer Agent shall, no later than the second business day following the date of receipt (or the third business day following the date of receipt if received after 11:00 a.m. local time of the Transfer Agent), (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Transfer Agent shall, as soon as practicable and in no event later than three business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(iii)

Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv)

Mechanics of Mandatory Conversion. On the Mandatory Conversion Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Transfer Agent and all outstanding Preferred Shares shall be converted as of such date as if the holders of such Preferred Shares had given the Conversion Notice for all such shares on the Mandatory Conversion Date.

(e)

Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(f)

Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 1(f).

(i)

Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. If, at any time or from time to time, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or any Convertible Securities, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, a provision shall be made so that the holder of the Preferred Shares shall receive upon exercise thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that it would have received if (A) the Preferred Shares had been converted into Common Stock on the date of such event and (B) it had thereafter retained such securities and all rights and distributions relating to them.

(ii)

Adjustment of Conversion Price Upon Major Corporate Event Announcement. In the event (A) the Company makes a public announcement that it intends to consolidate or merge with or into another Person or engage in a business combination involving the issuance or exchange of more than thirty percent (30%) of the Company's outstanding  Common Stock, (B) the Company makes a public announcement that it intends to sell or transfer all or substantially all of the Company's assets, or (C) any Person (including the Company) publicly announces a purchase, tender or exchange offer for more than thirty percent (30%) of the Company's outstanding Common Stock (the transactions described in clauses (A), (B) and (C) above are hereinafter referred to as "Major Corporate Events" and the date of the announcement referred to in clause (A), (B) or (C) is hereinafter referred to as the  "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through and including the Adjusted Conversion Price Termination Date (as defined below), be equal to the Conversion Price which would have been applicable for a conversion by the holder on the Announcement Date. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in Section 1(c). For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed Major Corporate Event for which a public announcement as contemplated by this Section 1(f)(ii) has been made, the date upon which the Company or other Person (in the case of clause (C) above) consummates or publicly announces the termination or abandonment of the proposed Major Corporate Event which was the subject of the previous public announcement.

(iii)

Notices.

(A)

Promptly upon any adjustment of the Conversion Price, the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(B)

The Company will give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(C)

The Company will also give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

2.

Other Rights of Holders. Reclassification, Consolidation. Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change" Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and otherwise satisfactory to the holders of a majority of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

3.

Dividends. The Company shall not be required to declare or pay a dividend on the Preferred Shares, except as set forth in this Section 3.  The holders of Series A Preferred Stock shall be entitled to receive non-cumulative dividends, when and as declared, in preference to any dividends on the Common Stock, at a rate equal to six percent (6%) per annum based on the Stated Value.  Such non-cumulative dividends shall be payable only, if as, and when declared by the Board; provided, however, that such non-cumulative dividends, only if declared, will be automatically payable upon any liquidation event described in Section 6 below. Dividends on the Preferred Shares shall be payable when, as and if declared by the Board of Directors and shall not be cumulative. No cash dividend or other distribution (other than a stock dividend giving rise to an adjustment under Section 1(f) hereof) shall be paid, or declared and set apart for payment, on any share of any series of preferred stock ranking junior to the Preferred Shares or on any Common Stock, unless a pro rata cash dividend or other distribution is paid, or declared and set apart for payment, with respect to all outstanding Preferred Shares based on the number of shares of Common Stock into which such Preferred Shares are convertible pursuant to Section 1 hereof as of the record date for determination of the holders of capital stock of the Company entitled to such dividend or distribution. In the event of the conversion of any Preferred Shares pursuant to Section 3 hereof, all accrued and unpaid dividends on such Preferred Shares shall be paid in cash unless any holder thereof, by written notice to the Company, requests that such dividends be converted into Common Stock, the amount of such accrued but unpaid dividends on such Preferred Shares shall be taken into account in determining the number of shares of Common Stock into which such Preferred Shares are convertible, as provided in Section 1(c) hereof.

4.

Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.

5.

Voting Rights. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 1(f)), at each meeting of such shareholders of the Company (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Company for their action or consideration. Except as provided by law, by the provisions of Sections 7 and 8, or by the provisions establishing any other series of Preferred Stock, holders of the Series A Preferred Stock and holders of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

6.

Liquidation; Dissolution; Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Stated Value of such Preferred Share (the "Liquidation Preference"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. In addition to the receipt of the Liquidation Preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive Liquidation Funds distributed to holders of Common Stock, after the Liquidation Preference has been paid, to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversions herein or elsewhere) and had held such shares of Common Stock on the record date for such distribution of the remaining Liquidation Funds. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

7.

Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that ranks senior to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

8.

Vote to Change the Terms of Preferred Shares. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

9.

Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

10.

Remedies; Characterizations; Other Obligations; Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief); no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11.

Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Buyer and shall not be construed against any person as the drafter hereof.

12.

Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations, Preferences and Rights of Series A Preferred Stock to be signed by David Michery, its President and Chief Executive Officer, as of the ____ day of March, 2006.

GL ENERGY AND EXPLORATION, INC.

By:

___________________

Name:  David Michery

Title:

President and CEO

EXHIBIT I

ISSUER

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of  GL ENERGY AND EXPLORATION, INC. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of SERIES A PREFERRED STOCK, par value $.001 per share (the "Preferred Shares"), of GL ENERGY AND EXPLORATION, INC., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

          Date of Conversion:______________________

          Number of Preferred Shares to be converted:__________________________

          Stock certificate no(s) of Preferred Shares to be converted:_____________________

 Please confirm the following information:

          Conversion Price:_______________________

          Number of shares of Common Stock to be issued:_______________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

          Issue to:

______________________________

______________________________

______________________________

          Facsimile Number:

______________________________

          Authorization:

______________________________

By:

______________________________

Title:

______________________________

Dated:

______________________________

Account Number:

______________________________

(if electronic book entry transfer):_____________________

Transaction Code Number:__________________________

(if electronic book entry transfer):_____________________